Exhibit 99.1

Contact:

Kevin D. Green	Jason Spark
Vice President, Finance & CAO	Porter Novelli Life Sciences
Cerus Corporation	(619) 849-6005
(925) 288-6138

CERUS CORPORATION ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

CONCORD, CA, July 30, 2009 - Cerus Corporation (NASDAQ: CERS) today announced financial results for the second quarter ended June 30, 2009.

Revenue for the second quarter of 2009 was $4.2 million, up from $4.0 million in revenue recognized during the second quarter of 2008. Total revenue for the first six months of 2009 was $7.7 million, down from $9.0 million recognized during the first six months of 2008, primarily due to $1.5 million in 2007 product sales initially deferred and recognized as revenue during the first six months of 2008. Product revenue for the INTERCEPT Blood System was $3.9 million during the second quarter of 2009, representing an increase of $0.8 million, or 25%, from the first quarter of 2009. Second quarter 2009 product revenue was in line with the $4.0 million recorded during the second quarter of 2008, when $0.3 million of previously deferred product revenue was recognized. Product revenue for the first six months of 2009 was $7.0 million, down from $8.9 million during the first six months of 2008, when the $1.5 million of previously deferred product revenue was recognized. Government grant revenue recognized during the second quarter of 2009 was $0.3 million; no government grant revenue was recognized during the second quarter of 2008. Government grant revenue for the first six months of 2009 was $0.7 million, up from $0.1 million in government grant revenue recognized during the first six months of 2008.

Total operating expenses for the second quarter of 2009 were $7.2 million, down from $10.1 million for the same period in 2008. The decrease in operating expenses was due to a reduction in research and development expenses and selling, general and administrative expenses, partially offset by second quarter 2009 non-recurring restructuring costs of $0.1 million associated with the Company’s restructuring plans, previously announced in March 2009. Operating expenses for the first six months in 2009 were $16.0 million, down from $20.0 million during the same period in 2008. The reduction in operating expenses was directly attributable to the savings realized from the Company’s restructuring plan, which provided for the Company to focus resources on commercializing the INTERCEPT platelet and plasma systems in Europe, reduce operating expenses, and tightly manage working capital.

Net loss for the second quarter of 2009 was $6.2 million, or $0.19 per share, compared to a net loss of $8.9 million, or $0.28 per share, for the second quarter of 2008. Net loss for the first six months of 2009 was $13.6 million, or $0.42 per share, compared to a net loss of $14.9 million, or $0.46 per share, for the same period in 2008.

At June 30, 2009, the Company had cash, cash equivalents and short-term investments of $12.9 million, down from $22.6 million at December 31, 2008 and $15.4 million at March 31, 2009, reflecting net cash consumption of $2.5 million for the second quarter. Overall, cash consumption slowed significantly during the second quarter of 2009, as the Company began implementing and realizing the impact from its previously announced restructuring plan. As a consequence, the Company continues to expect that existing cash resources will be adequate to fund the Company’s operations into 2010.

“We are pleased with the outcome of our initiatives to reduce cash expenditures and focus on commercializing the INTERCEPT Blood System in Europe and the Middle East. This quarter, we achieved significant commercial progress in key markets while also reducing spending, which extends our cash runway and shortens the bridge towards profitability,” said Claes Glassell, President and Chief Executive Officer of Cerus Corporation.

RECENT HIGHLIGHTS:

•	Achieved 25% sequential growth in product revenue during the second quarter of 2009;

•	Reduced cash burn by more than 65% from the first quarter of 2009;

•	Extended supply agreement with French national blood service (EFS) and added two additional regional centers; now supplying INTERCEPT to six of seventeen regions of EFS;

•	Increased Belgian platelet market share to approximately 40%; Belgium Royal Decree now mandates universal use of pathogen inactivation for platelets by August 2010;

•	Expanded the distribution relationship with Grifols, adding Italy to the INTERCEPT territory that already included Spain and Portugal;

•	Completed enrollment in Phase I clinical trial for the red blood cell system; and

•	Submitted proposed protocol to FDA for platelet system Phase III clinical trial.

QUARTERLY CONFERENCE CALL

The Company will host a conference call and webcast at 4:30 p.m. Eastern time today to discuss its financial results and provide a general business overview. To access the live webcast, please visit the Investor Relations page of the Cerus web site at http://investor.cerus.com. Alternatively, you may access the live conference call by dialing 877-407-0782 (U.S.) or 201-689-8567 (international).

A replay will be available on the Cerus web site, or by dialing 877-660-6853 (U.S.) or 201-612-7415 (international) and entering account number 286 and conference ID number 300291. The replay will be available approximately two hours after the call through August 7, 2009.

ABOUT CERUS

Cerus Corporation is a biomedical products company focused on commercializing the INTERCEPT Blood System to enhance blood safety. The INTERCEPT Blood System is designed to inactivate blood-borne pathogens in donated blood components intended for transfusion. Cerus currently markets the INTERCEPT Blood System for both platelets and plasma in Europe, Russia, the Middle East and selected countries in other regions around the world. The INTERCEPT red blood cell system is currently in clinical development. See http://www.cerus.com for more information.

INTERCEPT and the INTERCEPT Blood System are trademarks of Cerus Corporation.

Forward-Looking Statements

Except for the historical statements contained herein, this press release contains forward-looking statements concerning the Company’s prospects and results, including the sufficiency of the Company’s cash resources, potential profitability and market acceptance of its INTERCEPT Blood System products. Because the Company’s forward-looking statements are subject to risks and uncertainties, there are important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, risks and uncertainties involving market acceptance of the INTERCEPT Blood System and the Company’s need for additional capital, as well as the other risks and uncertainties disclosed from time to time in reports filed by the Company with the SEC, including the Company’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2009, filed with the SEC on April 30, 2009. The Company disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

Financial Tables Attached

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF OPERATION

(In thousands except per share information)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenue
Product revenue	$3,871	$4,030	$6,956	$8,882
Government grant and cooperative agreements	335	—	738	117

Total Revenue	4,206	4,030	7,694	8,999

Cost of product revenue	2,520	3,077	4,614	4,791

Gross profit	1,686	953	3,080	4,208

Operating expenses
Research and development	1,625	2,670	3,637	5,454
Selling, general and administrative	5,409	7,439	11,510	14,540
Restructuring	129	—	841	—

Total operating expenses	7,163	10,109	15,988	19,994

Loss from operations	(5,477)	(9,156)	(12,908)	(15,786)
Other income (expense), net	(735)	209	(701)	899

Net loss	$(6,212)	$(8,947)	$(13,609)	$(14,887)

Net loss per share – basic and diluted	$(0.19)	$(0.28)	$(0.42)	$(0.46)

Weighted average common shares outstanding used for basic and diluted loss per share
Basic	32,650	32,450	32,620	32,330
Diluted	32,650	32,450	32,620	32,330

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS

(In thousands)

	June 30, 2009	December 31, 2008
Cash, cash equivalents, and short-term investments	$12,862	$22,578
Accounts receivable and other current assets	7,241	8,356
Inventories	9,755	11,109
Property and equipment, net	1,465	1,844
Other assets	3,238	3,452

Total Assets	$34,561	$47,339

Accounts payable and accrued liabilities	$11,810	$12,453
Accrued restructuring	361	—
Deferred revenue	659	445
Other long-term liabilities	138	163

Total liabilities	12,968	13,061

Stockholders’ equity	21,593	34,278

Total liabilities and stockholders’ equity	$34,561	$47,339